Exhibit 99.1

CONTACT: Investor Relations (859) 572-8684	FOR IMMEDIATE RELEASE May 22, 2018

GENERAL CABLE RESPONDS TO SPECULATION REGARDING ALLEGED INVESTIGATION

HIGHLAND HEIGHTS, KENTUCKY, May 22, 2018 – General Cable Corporation (NYSE: BGC) (“General Cable” or “the Company”) today issued the following statement in response to a recent press report about an alleged new investigation by the United States Department of Justice (DOJ):

We are aware of a recent press report regarding an alleged new DOJ investigation under the United States Foreign Corrupt Practices Act (FCPA) involving General Cable. To the best of our knowledge, we have been and remain in compliance with the terms of our December 2016 Non-Prosecution Agreement (NPA) entered into with the DOJ. We periodically communicate with the DOJ as required by the NPA, and we are not aware of any new DOJ enforcement action or investigation against the Company at this time.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication, including, without limitation, statements regarding the Company’s compliance with the NPA and any enforcement action or investigation against the Company, and management’s beliefs, expectations or opinions, are forward-looking statements, and as such, the Company desires to take advantage of the “safe harbor” which is afforded such statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. Forward-looking statements can generally be identified as statements containing the words “believe,” “expect,” “may,” “could,” “anticipate,” “intend,” “should,” “estimate,” “project,” “will,” “plan,” “assume,” “seek to” or other similar expressions, or the negative of these expressions, although not all forward-looking statements contain these identifying words. In addition, actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which the Company has no control.

These factors, risks and uncertainties include, but are not limited to, uncertainties as to the Company’s compliance with foreign and U.S. laws and regulations, including the FCPA, and other factors discussed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the factors discussed in Item 1A of the Company’s 2017 Annual Report on Form 10-K as filed with the SEC on February 28, 2018 and subsequent SEC filings, which are available at http://www.sec.gov.

Forward-looking statements reflect the views and assumptions of management as of the date of this communication with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

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Release No. 1065